Exhibit 99.1

Exterran Corporation to Restate Consolidated and Combined Financial Statements for 2015

Company Will Delay Filing of First Quarter 2016 Form 10-Q

HOUSTON, April 26, 2016 - Exterran Corporation (NYSE: EXTN) (“Exterran” or the “Company”) today announced that it will restate its consolidated and combined financial statements for 2015. The Audit Committee of the Company’s Board of Directors has concluded, based on preliminary results of an internal investigation, that the Company did not properly account for certain items relating to its Belleli Energy subsidiary (“Belleli”), a non-core business, during fiscal 2015. Accordingly, the Audit Committee has determined that the Company’s previously issued consolidated and combined financial statements for 2015 and the related independent accounting firm report should no longer be relied upon.

During the preparation of its earnings report for the quarter ended March 31, 2016, Exterran’s senior management identified possible errors relating to accounting principles for specific engineering, procurement and construction (“EPC”) projects in the Middle East by Belleli during 2015. Management promptly reported the matter to the Audit Committee, which immediately retained counsel and a forensic accounting firm to initiate an internal investigation.

While the primary issue identified to date relates to Belleli’s accounting of certain EPC projects in the Middle East in 2015, the internal investigation remains ongoing and it is possible that additional errors materially affecting other periods could be identified. Exterran has not determined whether any other financial statements should be restated or the amounts of any required adjustments to its previously reported financial statements.

Andrew Way, Exterran’s President and Chief Executive Officer, commented, “We are working diligently to resolve this matter as soon as possible. We are committed to providing timely, accurate and transparent financial reporting and are working to ensure that we complete a comprehensive process. Importantly, the review is not expected to have any impact on the prospects of our core business and our cash generation remains strong. This is underscored by Exterran’s repayment of $95 million of debt during the first quarter of 2016, reducing total outstanding debt to $431 million as of March 31st.”

The Audit Committee review is ongoing and Exterran will continue to work with its advisors to conclude the internal investigation and restate its financials as soon as reasonably practicable. These matters have been discussed with Deloitte & Touche LLP, the Company’s independent accountants.

As a result of the review, the Company anticipates filing a Form 12b-25, Notification of Late Filing, with the U.S. Securities and Exchange Commission (the “SEC”) relating to the Company’s report on Form 10-Q for the quarter ended March 31, 2016.

Exterran has entered into an amendment to its credit agreement with Wells Fargo Bank, National Association, as administrative agent, and various financial institutions as lenders, that waives potential events of default relating to these matters and extends through June 30, 2016 the time period for filing its restated 2015 audited financial statements and its Form 10-Q for first quarter of 2016. As of March 31, 2016, Exterran had approximately $190 million in outstanding borrowings and approximately $80 million in outstanding letters of credit under its revolving credit facility. As of that date, taking into account guarantees through letters of credit, the Company had undrawn capacity of approximately $410 million under its revolving credit facility.

Additional information relating to the expected restatement will be disclosed in one or more subsequent Forms 8-K, which will be filed with the SEC in due course.

About Exterran Corporation
Exterran Corporation (NYSE: EXTN) is a market leader in compression, production and processing products and services, serving customers throughout the world engaged in all aspects of the oil and natural gas industry. Its global product lines include natural gas compression, process & treating and production equipment and water treatment solutions. Outside the United States, Exterran Corporation is a leading provider of full-service natural gas contract compression and a supplier of new, used, OEM and aftermarket parts and services. Exterran Corporation is headquartered in Houston, Texas and operates in approximately 30 countries.

For more information, visit www.exterran.com.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran Corporation’s (“Exterran”) control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, Exterran’s expectations regarding the anticipated timing and results of the Audit Committee’s internal investigation; the anticipated timing for filing restated financial statements with the SEC; and the impact and materiality of errors on the Company’s financial statements.

While Exterran believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are unanticipated delays in completing the Audit Committee’s internal investigation, the preparation and audit of the Company’s previously filed financial statements and the implementation of changes to the Company’s internal controls and procedures.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran’s Annual Report on Form 10-K for the year ended December 31, 2015, Exterran’s Registration Statement on Form 10 and Exterran’s other filings with the SEC, which are available at www.exterran.com. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
Investors: Greg Rosenstein, 281-854-3199
or
Media: George Smalley, 281-854-3163

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